Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Senmiao Technology Limited on Form S-1 Amendment No.1 [FILE NO. 333-271689] of our report dated July 12, 2023 which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Senmiao Technology Limited as of March 31, 2023 and for the year ended March 31, 2023 appearing in the Annual Report on Form 10-K of Senmiao Technology Limited for the year ended March 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP
New York, New York
July 12, 2023